SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2002

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112288

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5. Other Events.

     FELINE PRIDES Settlement

     On August 16, 2002, Cox issued approximately 18.7 million shares of Cox Class A common stock to holders of its Income PRIDES and Growth PRIDES in settlement of such holders’ underlying obligation to purchase Cox Class A common stock. The Income PRIDES and the Growth PRIDES traded on the New York Stock Exchange under the ticker symbols “COX PrI” and “Cox PrG”, respectively. In connection with the settlement of the purchase contracts, trading in Cox’s Income PRIDES and Growth PRIDES was suspended after the close of business on August 12, 2002.

     Both Cox’s senior debentures underlying the Income PRIDES and those separately traded were subject to a one-time remarketing on August 13, 2002. On August 14, 2002, Cox announced that the remarketing of its debentures was unsuccessful. On August 16, 2002, Cox retained the approximately $590.4 million aggregate principal amount (out of the original $650.0 million aggregate principal amount) of debentures securing the above-described purchase contract obligations of the Income PRIDES holders in full satisfaction of such holders’ obligations to purchase Cox Class A common stock. The reset interest rate, effective August 16, 2002, for the remaining debentures is 4.05%.

     On September 3, 2002, Cox repurchased approximately $58.6 million of the remaining debentures, which were tendered by the holders thereof pursuant to their right to require Cox to repurchase their debentures following an unsuccessful remarketing. Cox funded the repurchase out of the proceeds from U.S. Treasury securities underlying the Growth PRIDES that matured on August 16, 2002 and were delivered to Cox in satisfaction of such holders’ above-described purchase contract obligations. After such repurchase, approximately $1.0 million aggregate principal amount (out of the original $650.0 million aggregate principal amount) of the debentures remain outstanding.

     RHINOS Amendments

     In October 1999, Cox RHINOS Trust issued 500,000 RHINOS in a private transaction for aggregate proceeds of $500.0 million. Cox RHINOS Trust is a subsidiary of Cox, and the sole assets of Cox RHINOS Trust are senior notes issued by Cox. The terms of the original RHINOS provided that if the RHINOS were not redeemed with the proceeds from one or more public offerings of Cox Class A common stock on or before October 6, 2002 or if the closing price of Cox Class A common stock fell below $28 per share, the holder of the RHINOS had the right to require that the RHINOS be remarketed. In June 2002, the price for Cox Class A common stock closed below $28 per share, but the holder of the RHINOS did not elect to require Cox to remarket the RHINOS.

     As of August 28, 2002, Cox, Cox RHINOS Trust and the holder of the RHINOS amended the terms of the RHINOS. The holder of the RHINOS waived its remarketing right tied to the price of Cox Class A common stock. Cox has a discretionary right (1) to redeem its senior notes held by Cox RHINOS Trust, in whole or in part, at any time from August 28, 2002 to and including October 1, 2002 and (2) to redeem its senior notes in whole (but not in part) at any time on or after October 2, 2002 until October 7, 2002. In the event that the RHINOS have not been redeemed in whole by October 7, 2002, Cox has the obligation to repay the remaining outstanding senior notes on October 7, 2002. Any repurchase or redemption of the senior notes would, in turn, result in Cox RHINOS Trust repurchasing a like amount of the RHINOS. This is only a summary of the material terms of the RHINOS amendments. For more details refer to Cox’s Fifth Supplemental Indenture and the First Amendment to the Remarketing Agreement, both of which are attached as exhibits to this report.

     As a result of the amendments to the RHINOS, Cox will reclassify the RHINOS on its balance sheet from “Cox-obligated capital and preferred securities of subsidiary trusts” to “Debt”. Cox intends to repurchase all of the senior notes on or prior to October 7, 2002. This would, in turn, result in Cox RHINOS Trust repurchasing any outstanding RHINOS. Cox may use available borrowing under its 5-year credit facility to fund any such transaction.

Item 7. Financial Statements and Exhibits

     (a)  Not applicable.

     (b)  Not applicable.

     (c)  Exhibits:

4.1	Fifth Supplemental Indenture, dated as of August 28, 2002, between Cox Communications, Inc., a Delaware corporation, and The Bank of New York, as trustee

10.1	First Amendment to the Remarketing Agreement, dated as of August 28, 2002, among Cox Communications, Inc., Cox RHINOS Trust and Banc of America Securities LLC

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: September 3, 2002	By:	/s/ Jimmy W. Hayes

Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer